Exhibit 99.10

NEWEGG COMMERCE, INC.

COMPENSATION COMMITTEE CHARTER

1. Members. The Board of Directors of Newegg Commerce, Inc. (the “Company”) appoints a Compensation Committee of at least three members and designates one member as chairperson. Members of the Compensation Committee must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. A subsequent determination that any member of the Compensation Committee does not qualify as a “non-employee director” or an “outside director” will not invalidate any previous actions by the Compensation Committee except to the extent required by law or determined appropriate to satisfy regulatory standards.

2. Purpose, Duties, and Responsibilities. The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of the Company’s executive officers and directors. Among its specific duties and responsibilities, the Compensation Committee will:

(a)	Oversee the Company’s overall compensation philosophy, policies and programs, and assess whether the Company’s compensation philosophy establishes appropriate incentives for management and employees.

(b)	Assess the results of the Company’s most recent advisory vote on executive compensation.

(c)	Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives, approve the grant of equity awards to the CEO, and recommend to the Board the CEO’s compensation level based on this evaluation. The CEO may not be present during voting or deliberations on his or her compensation.

(d)	Oversee the evaluation of other executive officers and approve the grant of equity awards to other executive officers, and recommend to the Board the compensation of other executive officers based upon the recommendation of the CEO.

(e)	Administer and make recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval.

(f)	Approve the terms and grant of equity awards for executive officers.

(g)	Review and approve the design of other benefit plans pertaining to executive officers.

(h)	Approve, and amend or modify, the terms of other compensation and benefit plans as appropriate.

(i)	Review and recommend to the Board employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements.

(j)	Review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and related disclosures that Securities and Exchange Commission (“SEC”) rules require be included in the Company’s annual report and proxy statement, if any, recommend to the Board based on the review and discussions whether the CD&A should be included in the annual report and proxy statement, if any, and oversee preparation of the compensation committee report for inclusion in the Company’s annual report and proxy statement, if any.

(k)	Annually review compliance by executive officers and directors with the Company’s stock ownership guidelines.

(l)	Annually review the form and amount of compensation of directors for service on the Board and its committees and recommend changes in compensation to the Board as appropriate.

(m)	Oversee succession planning for positions held by executive officers, and review succession planning and management development at least annually with the Board, including recommendations and evaluations of potential successors to fill these positions.

(n)	Oversee the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, and report to the Board on the results of this assessment.

(o)	At least annually, assess whether the work of compensation consultants involved in determining or recommending executive or director compensation has raised any conflict of interest to be disclosed in the Company’s annual report and proxy statement, if any.

(p)	Oversee the Company’s engagement efforts with stockholders on the subject of executive compensation.

(q)	Oversee the administration of the Company’s clawback policy, if any, and review and recommend changes in the policy to the Board from time to time as appropriate.

(r)	Oversee the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention.

(s)	Annually review the Company’s strategies and programs for leadership development (including considerations of diversity) and for maintaining a talent pipeline for executive roles.

(t)	Review and discuss with management the Company’s diversity and inclusion initiatives, objectives and progress.

(u)	Review and discuss with management the Company’s organizational development activities, including key policies, practices and trends related to: (1) the recruitment, development and retention of Company personnel; (2) employee engagement and effectiveness; and (3) workplace environment and culture.

(v)	Annually evaluate the performance of the Compensation Committee and the adequacy of the Committee’s charter.

3. Subcommittees. The Compensation Committee may delegate its duties and responsibilities to one or more subcommittees, consisting of not less than two members of the Committee, as it determines appropriate.

4. Outside advisers. The Compensation Committee will have the authority, in its sole discretion, to retain or obtain the advice of such consultants, outside counsel and other advisers as it determines appropriate to assist it in the full performance of its functions, including any compensation consultant used to assist in the evaluation of director, CEO or executive compensation. The Compensation Committee will be directly responsible for the appointment, compensation and oversight of the work of any consultants, outside counsel and other advisers retained by the Compensation Committee, and will receive appropriate funding, as determined by the Compensation Committee, from the Company for payment of compensation to any such advisers. The Compensation Committee will assess the independence of consultants, outside counsel and other advisers (whether retained by the Compensation Committee or management) that provide advice to the Compensation Committee, [prior to selecting or receiving advice from them,] in accordance with Nasdaq listing standards.

5. Meetings. The Compensation Committee will meet as often as may be deemed necessary or appropriate, in its judgment, and at such times and places as the Compensation Committee or its chairperson determines. The majority of the members of the Compensation Committee constitutes a quorum. The Compensation Committee will report regularly to the full Board with respect to its activities.

Adopted: ______________

3